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                                                                     EXHIBIT 6.2



                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, hereinafter referred to as the "Agreement", is entered into by and between, AMERICAN INDEPENDENT NETWORK, INC. ("Employer"), a Delaware corporation, having a principal place of business at 6125 Airport Freeway, Suite 200, Fort Worth, Texas, 76117, and DR. DON SHELTON, hereinafter referred to as the "Employee".


                                    ARTICLE 1
                                      Term

        1.1 Term of Employment. The Employer hereby employs the Employee and the Employee hereby accepts employment by Employer for a period of five (5) years beginning on the date of execution hereof, and expiring five years later, provided, however, that this Agreement may be terminated earlier as hereinafter described.

                                    ARTICLE 2
                               Duties of Employee

        2.1 Duties of Employee, Uniqueness. Employee shall perform all the duties customarily performed by the Chairman and Chief Executive Officer of a corporation engaged in the business in which Employer is engaged and consistent with the Bylaws of the Employer, or, in such other capacity as the Board of Directors of Employer may reasonably direct from time to time. When so acting, Employee shall have all the powers of, and be subject to all the restrictions upon, the Chairman and Chief Executive Officer. From time to time, the Board of Directors may give Employee specific directions on certain aspects of managing the Employer, which are consistent with his employment with the Employer. The parties hereto agree that Employee's services are unique.

        2.2 Best Efforts of Employee. Employee agrees that he will at all times faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms hereof to the reasonable satisfaction of Employer. The parties acknowledge and agree that Employee shall not be required by Employer to change his place of residence or to relocate without the mutual written consent of the parties.

        2.3 Exclusive Service on Behalf of Employer. The Employee shall devote, during reasonable business hours, his entire productive time, ability and attention to the business (except as noted herein), of the Employer during the term of this Agreement. Employee shall not, during his employment, compete directly against the Company or have ownership in excess of 5% of the securities of a competing company.

        2.4 Communications to Employer. From the time that this agreement commences until the termination of this Agreement, Employee shall communicate and channel to Employer all

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EMPLOYMENT AGREEMENT
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knowledge, business and customer contacts and any other matters of information that could concern or be in any way beneficial to Employer, whether acquired by Employee before or during the term of this Agreement, provided, however, that nothing under this Agreement shall be construed as requiring such communications where the information is lawfully protected from disclosure as a trade secret of a third party. Any such information communicated to Employer shall be and remain the property of Employer, without regard to the termination or expiration of this Agreement.

        2.5 Regulations. The Employee agrees to comply with all federal, state and local laws, ordinances and regulations in the conduct of his business on behalf of Employer.

        If and when licenses or other registrations become required by law or pertinent regulatory bodies or agencies, the Employee shall undertake to make any necessary applications or do what may be required to secure such licenses or registrations on behalf of Employer.


                                    ARTICLE 3
                               Duties of Employer

        3.1 Payment of Compensation and Provision of Benefits. During the term hereof, Employer agrees to pay all base compensation due to Employee on at least a monthly basis as provided in Article 4, as well as to provide bonuses, benefits, allowances and vacation as set forth therein.

        3.2 Working Environment. During the term hereof, Employer agrees to create a suitable working environment, including all office amenities appropriate for one occupying Employee's position at the Employer.


                                    ARTICLE 4
                                  Compensation

        4.1 Basic Compensation. As compensation for services rendered under this Agreement, the Employee shall be entitled to receive from the Employer a minimum base salary of $100,000 per year, which salary shall be subject to an annual review by the Board of Directors of Employer for the purpose of considering any increase in base salary, based on past performance of the Employee in carrying out his duties.

        4.2 Stock Option. Employee is granted an option (the "Option") to purchase an aggregate of One Million (1,000,000) shares of Employer's Common Stock, at a price of $0.10 per share. The Option shall be exercisable in its entirety upon the execution of this Agreement, and shall remain exercisable for a period not to exceed ten (10) years. A copy of the Stock Option

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EMPLOYMENT AGREEMENT
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Agreement has been attached hereto as Exhibit 4.2, and is incorporated in its entirety herein by reference.

        4.3 Benefits. So long as Employee is employed by Employer, Employer will provide and pay for medical and dental insurance for Employee. Employee shall receive medical and dental benefits which are substantially identical to those which are provided for all other executive-level employees of the Employer. Employee shall also be eligible for any such other benefits which Employee may provide to employees, as determined from time to time by the Board of Directors.

        4.4 Vehicular Transportation. As additional compensation, Employee shall receive the use of a motor vehicle to be provided at the expense of Employer. Employee shall be entitled to use such motor vehicle for any reasonable business purpose, and Employer agrees to pay all sums necessary to ensure the normal operation and maintenance of the vehicle.

        4.5 Vacation. Employee shall be entitled to vacation of up to fifteen
(15) work days per year. Employee shall be entitled to observe all nationally observed holidays and to take and accrue such vacation time and sick days as determined by Employer's policy on such accruals for all employees.

        4.6 Expenses. Employer shall reimburse Employee for any reasonable out-of-pocket expenses which Employee may from time to time incur, in connection with his services under this Agreement, on presentation by Employee to Employer of true and correct copies of the appropriate vouchers and/or receipts for such expenses to Employer.


                                    ARTICLE 5
                       Confidentiality and Non-Competition

        5.1 Confidentiality. During the course of employment, Employee shall become aware of certain methods, practices and procedures with which Employer conducts its business, including but not limited to: any trade secrets, confidential information, knowledge, data or other information of Employer relating to products, processes, know how, designs, customer lists, business plans, marketing plans and strategies, and pricing strategies or any subject matter pertaining to any business of Employer or any of its clients, licensees or affiliates, all of which Employer and Employee agree are proprietary information and as such are trade secrets.

               Employee agrees to keep confidential, except as Employer may otherwise consent, and not to disclose, or make any use of except for the benefit of Employer, at any time either during or subsequent to his employment, any trade secrets, confidential information, knowledge, data or other information of Employer relating to products, processes, know-how, designs,

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customer lists, business plans, marketing plans and strategies, and pricing strategies or any subject matter pertaining to any business of Employer or any of its clients, licensees or affiliates, which Employee may produce, obtain or otherwise acquire during the course of employment.

        5.2 Return of Confidential Material. In the event of Employee's termination of employment with Employer, for any reason whatsoever, Employee agrees to promptly surrender and deliver to Employer all records, materials, equipment, drawings and data of any nature pertaining to any invention or confidential information of Employer, or to his employment and Employee will not take any written description containing or pertaining to any confidential information, knowledge or data of Employer which he may produce or obtain during the course of his employment.

        5.3 Uniqueness of Services and Non-Competition. The parties to this Agreement recognize that the performance of the obligations under this Agreement is special, unique and extraordinary in character and that in the event of the breach by Employee of the terms and conditions of this Agreement to be performed, the Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement or to enforce the specific performance thereof by Employee or to enjoin Employee from performing services for any such other person, firm or corporation.


                                    ARTICLE 6
                                   Termination

        6.1 Termination by Employee. Employee may terminate this agreement in the event of:

               (a) inability of Employee to perform his duties set forth in clause 2.1 hereof, whether by reason of injury (physical or mental), illness or otherwise, incapacitating Employee for a continuous period exceeding 120 days; or

               (b) the filing by Employer of a voluntary petition under the United States Bankruptcy Code; or

               (c) any material breach by Employer of any of the provisions of this Agreement if such breach is not cured within thirty (30) days after written notice thereof to Employer by Employee.

        6.2 Termination by Employer without Cause. The Employer may not terminate this Agreement without Cause.

        6.3 Termination by Employer for Cause. For purposes of this Agreement, an event or occurrence constituting "Cause" shall mean:

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EMPLOYMENT AGREEMENT
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               (a) Employee's willful failure, or refusal after notice thereof, to perform specific directives of the Board of Directors of Employer, when such directives are consistent with the scope and nature of Employee's duties and responsibilities as set forth in clause 2.1 hereof; or

               (b) Dishonesty of Employee affecting Employer; or

               (c) Chemical dependency which interferes with the performance of Employee's duties and responsibilities under this Agreement; or

               (d) Employee's conviction of a felony or of any crime of moral turpitude, fraud or misrepresentation; or

               (e) Any gross or willful conduct of Employee resulting in substantial loss to Employer, substantial damage to Employer's reputation, or theft or defalcation from Employer; or

               (f) Gross incompetence on the part of the Employee in the performance of the duties and responsibilities under this Agreement; or

               (g) Any material breach (not covered by any of subclauses (a) through (f)) of any of the provisions of this Agreement if such breach is not cured within thirty (30) days after written notice thereof to Employee by Employer.

        Employer may at its option terminate this Agreement for Cause by giving written notice of termination to the Employee without prejudice to any other remedy to which the Employer may be entitled either at law, in equity, or under this Agreement.

        6.4 Termination by Employer upon Inability or Death of Employee. Employer may terminate this Agreement (a) upon death of Employee, or (b) at the option of Employer upon thirty (30) days prior written notice to Employee in the event of the inability of Employee to perform his duties set forth in clause 2.1 hereof, whether by reason of injury (physical or mental), illness or otherwise, incapacitating Employee for a continuous period exceeding 120 days.

        6.5. Effect of Termination on Compensation. In the event of the termination of this Agreement by Employer prior to the completion of the term of employment specified herein, other than for cause, or by Employee by reason of 6.1(c), Employee shall be entitled to the compensation earned by him, including bonuses, prior to the date of termination as provided for in this Agreement computed pro rata up to and including that date, together with an amount equal to twelve (12) months base compensation, as full and complete severance compensation. Furthermore, all stock options granted to Employee shall become immediately and fully exercisable.

        In the event of termination for cause, Employee shall receive no additional compensation beyond the termination date. Furthermore, if terminated for cause, Employee shall forfeit his interest in any portion of the Option, as defined and described in Article 4.3 above, which has not yet been exercised

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        6.6 Effect of Termination on other Employees. In the event of termination, with the exception of termination by Employer other than for cause, the Employee shall not, for a period of at least one (1) year after termination, hire any employee of the Employer or any of its subsidiaries. Employee shall not persuade or attempt to persuade any employee of employer or any of its subsidiaries to become employed by any company in which Employee has more than a 10% ownership interest.

        6.7 Effect of Termination on Article 5. In the event of the termination of this Agreement, with the exception of termination by Employer other than for cause, the parties agree that Article 5 will survive termination of this Agreement.


                                    ARTICLE 7
                               General Provisions

        7.1 Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at addresses appearing in the introductory paragraph of this Agreement, but each party may change his address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of five (5) days after mailing.

        7.2 Inclusion of Entire Agreement Herein. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Employee by the Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever with exception of such stock bonus plans, stock options or other deferred compensation as may from time to time be granted to Employee by action of the Board of Directors of Employer.

        7.3 Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

        It is the desire and intent of the parties to this Agreement that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought; and that if any particular provision or portion of this Agreement shall adjudicate to be invalid or unenforceable, such Agreement shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made.

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        The parties to this Agreement recognize that the performance of the obligations under this Agreement is special, unique and extraordinary in character and that in the event of the breach by Employee of the terms and conditions of this Agreement to be performed, the Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement or to enforce the specific performance thereof by Employee or to enjoin Employee from performing services for any such other person, firm or corporation.

        7.4 Mediation. In the event of any controversy or claim arising out of or related to this Employment Agreement, or the breach thereof, if such controversy or claim cannot be settled through negotiations between the parties, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association, under its Commercial Mediation Rules, subject to the laws of the state of Texas, before resorting to arbitration.

        7.5 Arbitration. In the event of any controversy or claim arising out of or related to this Employment Agreement, or the breach thereof, which has not been settled through negotiation or the mediation procedures provided for in the previous paragraph, such controversy or claim shall be settled by binding arbitration administered by the American Arbitration Association (AAA) under its Commercial Arbitration Rules, subject to the laws of the state of Texas, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

        7.6 Attorney's Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, it is agreed that the each party shall be required to pay its own attorneys fees, regardless of whom the prevailing party may be.

        7.7 Payment of Moneys Due Deceased Employee. If the Employee dies prior to the expiration of the term of employment, any moneys that may be due him from the Employer under this Agreement as of the date of his death shall be paid to his executors, administrators, heirs, personal representatives, successors and assigns.

        7.8 Modification or Extension of Agreement. This Agreement may not be changed, modified, released, discharged, extended, abandoned or otherwise amended, in whole or in part, except in writing, signed by the Employee and the Employer, but only after written approval of the Employer's Board of Directors. Employee agrees that any subsequent change or changes in his duties, salary or compensation shall not effect the validity or scope of this Agreement.

        If, on the request or with the consent of Employer, Employee continues in his employment beyond the period described in Article 1, this Agreement shall remain in effect during continuance of such service.

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        7.9 Absence of Waiver. The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.



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        IN WITNESS WHEREOF, the parties have executed this Agreement at the
Employer's offices in Fort Worth, Texas.

EMPLOYER:

AMERICAN INDEPENDENT NETWORK, INC.





By:                                                Dated: October 2, 1995
    -----------------------------------
              Randy Moseley
              President


EMPLOYEE:







                                                   Dated: October 2, 1995
---------------------------------------
              Dr. Don Shelton